Northrim BanCorp, Inc. Exhibit 99.1

Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Assets Cross Billion Dollar Mark
Earns $11.7 million, or $1.80 per Share in 2007

ANCHORAGE, AK—January 23, 2008—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported total assets crossed the $1 billion mark at year end 2007 following the fourth quarter completion of its acquisition of Alaska First Bank & Trust, N.A. Profits in 2007 benefited from core deposit and other operating income growth along with a strong net interest margin, which helped offset higher loan loss provisions. In 2007, net income totaled $11.7 million or $1.80 per diluted share, compared to $13.0 million, or $1.99 per diluted share, in 2006. Reflecting the addition of $3.0 million to reserves, earnings in the fourth quarter of 2007 were $2.2 million, or $0.34 per diluted share, compared to $3.7 million, or $0.56 per diluted share, in the like period a year ago. All per share results reflect the payment of a 5% stock dividend in October 2007 and the ongoing share repurchase program.

“The state of Alaska generated its twentieth consecutive year of employment growth in 2007, and state labor economists are forecasting continued modest job growth for 2008,” said Marc Langland, Chairman, President and CEO. Overall there are a number of factors supporting Alaska’s economy. Recent increases in oil taxes, along with historically high oil prices, have resulted in a $1.4 billion surplus in state government revenues. The $38 billion Alaska Permanent Fund distributed $1,654 to each eligible Alaskan in October, for a total of $1 billion in payments. Also, the proposed $30 billion natural gas pipeline appears to be making some progress.”

“The completion of our acquisition of Alaska First Bank & Trust in the fourth quarter contributed to our balance sheet growth and brought in an attractive deposit base,” said Chris Knudson, Chief Operating Officer. “This acquisition added $58 million to our assets, helping to push us over the $1 billion milestone in total assets, and also added $48 million in primarily low cost deposits. The conversion of their operations to our systems went smoothly, and we are in the process of consolidating their branch locations into our network. We expect the cost savings from the closing of two branches to provide synergies in the next few quarters. We were able to add a number of their employees into our system by filling open positions and have only increased headcount by two employees through this business combination.”

FINANCIAL HIGHLIGHTS (at or for the year ended December 31, 2007, compared to December 31, 2006)

•	Net interest margin was 5.89%, equal to a year ago.

•	Revenues grew 8% to $59.7 million, boosted by a 28% rise in other operating income.

•	Book value per share grew 8% to $16.09.

•	Tangible book value grew 5% to $14.51 per share.

•	Core deposits grew 9%, with money market balances up 37%.

BALANCE SHEET PERFORMANCE
Total assets grew 10% to $1.01 billion at December 31, 2007, compared to $926 million a year ago. The loan portfolio totaled $715 million at December 31, 2007, compared to $717 million at December 31, 2006. Commercial loans, which accounted for 40% of the loan portfolio, were down 1% year over year. Commercial real estate loans, which accounted for 34% of the loan portfolio at December 31, 2007, grew 2% and construction loans, which accounted for 19% of the loan portfolio, declined 10% from a year ago. Consumer loans, which accounted for 7% of the portfolio, grew 21% at December 31, 2007, compared to a year ago, as a result of the growth in overall consumer accounts.

“The residential housing market in our market area continues to be stable, with standing inventories at manageable levels. According to the Mortgage Bankers Association, Alaska home loans that are 90 days past due or in foreclosure total 1.25%, less than half the national average of 2.95%,” said Joe Beedle, Executive Vice President and Chief Lending Officer. “While we believe the Alaska economy, in general, and our housing markets specifically, are currently stable, our nonperforming assets increased significantly during the fourth quarter primarily due to a single relationship with an Anchorage builder. In connection with that relationship, during the fourth quarter we added $4.2 million to Other Real Estate Owned and $3.9 million to non accrual loans. We have moved quickly to recognize the issues with this borrower and are working aggressively to address the problem.”

Nonperforming assets increased to $15.8 million, or 1.56% of total assets at December 31, 2007, from $7.3 million, or 0.79% of assets at December 31, 2006. In addition, Northrim recognized net charge-offs of $3.6 million and added $3.0 million to its loan loss provision for the fourth quarter ending December 31, 2007 to maintain an adequate reserve for loan losses. This compares to net charge-offs of $1.3 million and a loan loss provision of $800,000 for the fourth quarter ending December 31, 2006. The total provision for loan losses at December 31, 2007 is $5.5 million, compared to $2.6 million at December 31, 2006.

“The $4.2 million project that was moved to Other Real Estate Owned is for a duplex-style condominium development in the greater Anchorage market. Over the course of this year, we plan to complete and market this development,” Beedle continued. “The other project of this borrower, which added $3.9 million to non accrual loans in the fourth quarter of 2007, is a single-family housing development. With both projects, we believe that the units and lots are priced competitively for their type and location. We will have additional costs to complete the duplex-style condominium development and have included those additional estimated costs in our assessment of expected losses on this project.”

“Our lending portfolio includes a number of large loans, and as a result, we have experienced higher levels of nonperforming assets from time to time,” said Langland. “I am confident our lending professionals will be able to efficiently resolve these problem credits. In the meantime, we have increased our loan loss provision and remain well capitalized.”

The allowance for loan losses totaled $11.7 million, or 1.64% of gross loans and 104% of nonperforming loans, at December 31, 2007, compared to $12.1 million, or 1.69% of gross loans and 183% of nonperforming loans, at December 31, 2006. Net charge-offs for the fourth quarter of 2007, were 0.5%, or 50 basis points, as a percentage of average loans, compared to 19 basis points for the fourth quarter of 2006. In 2007, net charge-offs totaled $6.1 million, or 86 basis points of average loans, compared to $1.1 million, or 16 basis points of average loans in 2006.

Total deposits increased 9% to $867 million at December 31, 2007, compared to $795 million at December 31, 2006. “Strong growth in checking, savings and money market deposits helped offset a decline in balances of the Alaska CD. We are continuing to generate growth in new checking accounts from the success of our High Performance Checking program,” said Knudson. “Our strong organic growth in deposits was augmented by the solid deposit base gained from the acquisition of Alaska First.”

At December 31, money market balances accounted for 25% of total deposits at December 31, 2007, up from 20% a year ago. Alaska CDs, a unique and flexible savings account, accounted for 20% of total deposits at December 31, 2007, compared to 26% a year ago. Non interest bearing demand deposits represented 26% and interest bearing demand deposits were 11% of the deposit mix at both December 31, 2007, and December 31, 2006. Time deposits were 12% of deposits at year end 2007 up from 11% of deposits a year ago.

Shareholders’ equity increased 6% to $101 million, or $16.09 per share, at December 31, 2007, compared to $95 million, or $14.87 per share, at December 31, 2006. Tangible book value per share at December 31, 2007, was $14.51 compared to $13.80 at December 31, 2006. All per share calculations reflect the 5% stock dividend declared on September 6, 2007 and distributed to shareholders on October 5, 2007. In addition, these calculations reflect the repurchase of 25,000 shares of common stock during the fourth quarter of 2007 and 137,500 shares for the full year ended December 31, 2007.

REVIEW OF OPERATIONS
Revenue (net interest income plus noninterest income) grew 8% in 2007 to $59.7 million from $55.2 million in 2006. Revenue was up 5% to $15.6 million in the fourth quarter ending December 31, 2007, compared to $14.8 million in the fourth quarter of 2006. Net interest income before the provision for loan losses in 2007 grew 5% to $49.8 million from $47.5 million in 2006. In the fourth quarter of 2007 net interest income grew to $12.9 million, from $12.8 million in the fourth quarter of 2006.

“Organic deposit growth, combined with core deposits acquired in the Alaska First transaction contributed to our strong net interest margin,” said Joe Schierhorn, CFO. “Last year, we had a recovery of interest from two loans that had been in a non-accrual status that paid off, which added 24 basis points to our fourth quarter 2006 margin.” Net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.79% in the fourth quarter of 2007, compared to 6.11% in the fourth quarter a year ago. Net interest margin for all of 2007 was 5.89%, equivalent to the net interest margin posted in 2006.

In 2007, net interest income after provision for loan losses was $44.3 million, compared to $45.0 million in 2006. After the $3.0 million provision for loan losses, fourth quarter 2007 net interest income was down 17% to $9.9 million from $12.0 million for the fourth quarter of 2006.

Other operating income grew 30% in the fourth quarter of 2007 and 28% for the full year as compared to the fourth quarter of 2006 and the prior year, reflecting the Bank’s initiatives to expand the financial services it offers, directly and through affiliates. Total other operating income increased in the fourth quarter of 2007 to $2.7 million compared to $2.1 million in the fourth quarter of 2006. Other operating income rose to $9.8 million in 2007, compared to $7.7 million in 2006. Deposit account service charge income in 2007 grew 58% to $3.1 million compared to $2.0 million a year ago. In the fourth quarter of 2007, deposit account service income grew 67% to $847,000 as compared to $507,000 for the fourth quarter of 2006, reflecting the growth in new accounts and fees associated with new services. Purchased receivable income grew 36% to $2.5 million in 2007, up from $1.9 million in 2006. Purchased receivables contributed $699,000 to fourth quarter 2007 revenue, up 37% from the $510,000 generated in the fourth quarter of 2006. Employee benefit plan income also grew 7% in 2007 to $1.2 million from $1.1 million a year ago, and was up 7% in the fourth quarter of 2007 to $304,000 from $284,000 in the fourth quarter of 2006. “As was the case last quarter, our mortgage affiliate’s contribution declined in the fourth quarter of 2007, dropping to $64,000 from $177,000 in the fourth quarter a year ago. For the full year in 2007, our mortgage affiliate contributed $454,000, compared to $649,000 in 2006,” said Knudson.

Other operating expenses rose 10% in the fourth quarter of 2007 and 11% in 2007 with higher occupancy costs, compensation, and other expenses, which include costs associated with investments in low income housing partnerships tied to the receipt of investment tax credits, operational charge-offs, internet banking, and professional fees. In addition, the company incurred a $245,000 loss on one of its purchased receivable accounts in the first quarter ended March 31, 2007, which was included in other expenses. Other operating expense in the fourth quarter of 2007 was $8.8 million compared to $8.0 million in the fourth quarter a year ago. Other operating expense in 2007 was $34.9 million compared to $31.4 million a year ago.

The efficiency ratio during the fourth quarter of 2007 was 55.82% up from 53.30% a year ago. In 2007, the efficiency ratio was 57.99% compared to 55.97% in 2006. The efficiency ratio, calculated by dividing noninterest expense (excluding intangible asset amortization expense) by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

	Quarter Ended
Income Statement	December 31:

(Dollars in thousands, except per share data)	2007	2006	% Change
(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$16,093	$17,182	-6%
Interest on portfolio investments	1,670	948	76%
Interest on overnight investments	479	523	-8%
Total interest income	18,242	18,653	-2%
Interest Expense:
Interest expense on deposits	4,859	5,468	-11%
Interest expense on borrowings	455	425	7%
Total interest expense	5,314	5,893	-10%
Net interest income	12,928	12,760	1%
Provision for loan losses	3,000	800	275%
Net interest income after provision for loan losses	9,928	11,960	-17%
Other Operating Income:
Service charges on deposit accounts	847	507	67%
Purchased receivable income	699	510	37%
Employee benefit plan income	304	284	7%
Equity in earnings from mortgage affiliate	64	177	-64%
Other income	791	598	32%
Total other operating income	2,705	2,076	30%
Other Operating Expense:
Salaries and other personnel expense	5,174	5,051	2%
Occupancy, net	810	639	27%
Equipment expense	310	327	-5%
Intangible asset amortization expense	88	120	-27%
Other expense	2,432	1,891	29%
Total other operating expense	8,814	8,028	10%
Income before income taxes and minority interest	3,819	6,008	-36%
Minority interest in subsidiaries	75	78	-4%
Pre tax income	3,744	5,930	-37%
Provision for income taxes	1,583	2,241	-29%
Net income	$2,161	$3,689	-41%
Basic EPS	$0.34	$0.57	-40%
Diluted EPS	$0.34	$0.56	-39%
Average basic shares	6,343,736	6,442,080	-2%
Average diluted shares	6,396,208	6,539,749	-2%

	Twelve Months Ended
Income Statement	December 31:

(Dollars in thousands, except per share data)	2007	2006	% Change
Interest Income:	(unaudited)	(unaudited)	(unaudited)
Interest and fees on loans	$66,463	$65,347	2%
Interest on portfolio investments	4,619	2,799	65%
Interest on overnight investments	1,985	1,375	44%
Total interest income	73,067	69,521	5%
Interest Expense:
Interest expense on deposits	21,402	20,318	5%
Interest expense on borrowings	1,835	1,681	9%
Total interest expense	23,237	21,999	6%
Net interest income	49,830	47,522	5%
Provision for loan losses	5,513	2,564	115%
Net interest income after provision for loan losses	44,317	44,958	-1%
Other Operating Income:
Service charges on deposit accounts	3,116	1,975	58%
Purchased receivable income	2,519	1,855	36%
Employee benefit plan income	1,194	1,113	7%
Equity in earnings from mortgage affiliate	454	649	-30%
Other income	2,537	2,066	23%
Total other operating income	9,820	7,658	28%
Other Operating Expense:
Salaries and other personnel expense	20,700	19,277	7%
Occupancy, net	2,823	2,503	13%
Equipment expense	1,350	1,350	0%
Intangible asset amortization expense	337	482	-30%
Other expense	9,719	7,756	25%
Total other operating expense	34,929	31,368	11%
Income before income taxes and minority interest	19,208	21,248	-10%
Minority interest in subsidiaries	290	296	-2%
Pre tax income	18,918	20,952	-10%
Provision for income taxes	7,260	7,978	-9%
Net income	$11,658	$12,974	-10%
Basic EPS	$1.82	$2.02	-10%
Diluted EPS	$1.80	$1.99	-10%
Average basic shares	6,400,974	6,426,002	0%
Average diluted shares	6,485,972	6,516,117	0%

Balance Sheet
(Dollars in thousands, except per share data)
December 31,		December 31,	Annual
	2007	2006	% Change

(unaudited)		(unaudited)	(unaudited)
Assets:
Cash and due from banks	$30,767	$25,565	20%
Overnight investments	33,039	18,717	77%
Portfolio investments	161,713	100,325	61%
Loans:
Commercial loans	284,686	287,155	-1%
Commercial real estate	243,245	237,599	2%
Construction loans	138,070	153,059	-10%
Consumer loans	51,139	42,140	21%
Other loans	405	126	221%
Unearned loan fees	(2,744)	(3,023)	-9%

Total loans	714,801	717,056	0%
Allowance for loan losses	(11,735)	(12,125)	-3%

Net loans	703,066	704,931	0%
Purchased receivables, net	19,437	21,183	-8%
Premises and equipment, net	15,621	12,874	21%
Goodwill and intangible assets	9,946	6,903	44%
Other real estate owned	4,445	717	520%
Other assets	36,680	34,405	7%
Total assets	$1,014,714	$925,620	10%

Liabilities and Shareholders’ Equity:
Demand deposits	$224,986	$206,343	9%
Interest-bearing demand	96,455	89,476	8%
Savings deposits	55,285	48,330	14%
Alaska CDs	171,341	207,492	-17%
Money market deposits	215,819	157,345	37%
Time deposits	103,490	85,918	20%

Total deposits	867,376	794,904	9%
Borrowings	16,770	6,502	158%
Junior subordinated debentures	18,558	18,558	0%
Other liabilities	10,595	10,209	4%

Total liabilities	913,299	830,173	10%
Minority interest in subsidiaries	24	29	-17%
Shareholders’ equity	101,391	95,418	6%
Total liabilities and equity	$1,014,714	$925,620	10%

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
December 31,		December 31,
	2007	2006

(unaudited)		(unaudited)
Asset Quality:
Non accrual loans	$9,673	$5,176
Loans 90 days past due	1,665	708
Restructured loans	—	748

Total non-performing loans	11,338	6,632
Other real estate owned	4,445	717
Total non-performing assets	$15,783	$7,349

Non-performing loans / portfolio loans	1.59%	0.92%
Non-performing assets / assets	1.56%	0.79%
Allowance for loan losses / portfolio loans	1.64%	1.69%
Allowance / non-performing loans	103.50%	182.83%
Loan (recoveries) charge-offs, net for the quarter	$3,559	$1,322
Loan (recoveries) charge-offs, net year-to-date	$6,123	$1,145
Net loan (recoveries) charge-offs / average loans, quarter	0.50%	0.19%
Net loan (recoveries) charge-offs / average loans, annualized	0.86%	0.16%
Capital Data (At quarter end):
Book value per share	$16.09	$14.87
Tangible book value per share	$14.51	$13.80
Tier 1 / Risk Adjusted Assets	12.32%	12.95%
Total Capital / Risk Adjusted Assets	13.57%	14.21%
Tier 1 /Average Assets	11.10%	11.71%
Shares outstanding	6,300,256	6,414,976
Unrealized gain (loss) on AFS securities, net of income taxes	$225	($287)
Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)	5.79%	6.11%
Efficiency ratio*	55.82%	53.30%
Return on average assets	0.86%	1.60%
Return on average equity	8.32%	15.55%
Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)	5.89%	5.89%
Efficiency ratio*	57.99%	55.97%
Return on average assets	1.24%	1.46%
Return on average equity	11.70%	14.45%
*excludes intangible asset amortization expense

Average Balances
(Dollars in thousands, except per share data)
December 31,		December 31,	December 31,	Annual
	2007	2006	2006	% Change

(unaudited)		(unaudited)	(unaudited)	(unaudited)
Average Quarter Balances
Loans	$710,398	$703,678	$703,678	1%
Total earning assets	891,617	831,314	831,314	7%
Total assets	992,473	917,559	917,559	8%
Non-interest bearing deposits	213,345	198,193	198,193	8%
Interest bearing deposits	627,410	590,184	590,184	6%
Total deposits	840,755	788,377	788,377	7%
Shareholders’ equity	103,056	94,149	94,149	9%
Average Year-to-date Balances
Loans	$710,959	$712,130	$712,130	0%
Total earning assets	849,263	810,946	810,946	5%
Total assets	941,328	888,697	888,697	6%
Non-interest bearing deposits	196,313	185,959	185,959	6%
Interest bearing deposits	602,655	579,569	579,569	4%
Total deposits	798,968	765,528	765,528	4%
Shareholders’ equity	99,665	89,797	89,797	11%

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Note Transmitted on PrimeNewswire on January 23, 2008, at 2:30 a.m. Alaska Standard Time.